     As Filed With the Securities and Exchange Commission on October 9, 1997
                                                      Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington. D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              NEOTHERAPEUTICS, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                 93-0979187
   (State or other jurisdiction          (I.R.S. Employer Identification No.)
 of incorporation or organization)

                 157 Technology Drive, Irvine, California 92618
                                 (714) 788-6700
           (Name, address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

         Alvin J. Glasky, Ph.D., President and Chief Executive Officer
                              157 Technology Drive
                            Irvine, California 92618
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                                   Copies to:
                             C. Craig Carlson, Esq.
                              Robert E. Rich, Esq.
                            Matthew P. Thullen, Esq.
          Stradling, Yocca, Carlson & Rauth, a Professional Corporation
      660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

         Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend reinvestment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                  Proposed maximum   Proposed maximum        Amount of
    Title of securities          Amount to be      offering price       aggregate           registration
     to be registered             registered        per share (1)    offering price(1)          fee
-----------------------------    ------------     -----------------  -----------------     --------------
  Common Stock, par value
 $.001 per share, issuable
     upon exercise of
 Representatives' Warrants          250,000             $13.56         $3,390,000           $1,027.27

   Common Stock Purchase
  Warrants issuable upon
exercise of Representatives'
         Warrants                   250,000             $ 5.56         $1,390,000           $  421.21
                                    -------             ------         ----------           ---------
           Total                                                                            $1,448.48
                                                                                            =========

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low reported sale prices of the Registrant's Common Stock and Common Stock Purchase Warrants on October 8, 1997, as reported on the Nasdaq National Market.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS

                              NEOTHERAPEUTICS, INC.

                         250,000 SHARES OF COMMON STOCK

                     250,000 COMMON STOCK PURCHASE WARRANTS

         NeoTherapeutics, Inc., a Delaware corporation (the "Company"), is hereby registering for possible future resale by certain persons (the "Selling Stockholders") from time to time (i) 250,000 shares (the "Shares") of the Company's common stock, $.001 par value (the "Common Stock") and (ii) 250,000 Common Stock Purchase Warrants (the "Resale Warrants"). Each Common Stock Purchase Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of $11.40 (the "Warrants"). None of the Shares or the Resale Warrants is outstanding as of the date of this Prospectus. The Shares and the Resale Warrants are issuable upon exercise by the Selling Stockholders of warrants currently held by them (the "Representatives' Warrants"). Each Representatives' Warrant (which entitles the holder thereof to purchase one share of Common Stock and one Warrant) may be exercised at any time on or before September 25, 2001 at an exercise price of $9.12. None of the Shares or the Resale Warrants may be sold hereunder until the related Representatives' Warrant is exercised and the exercise price is paid to the Company by the Selling Stockholder.

         At the time of issuance of the Representatives' Warrants, the Company granted registration rights with respect to the underlying Shares and the Resale Warrants. Pursuant to the terms of these registration rights, the Company is obligated to pay all fees and expenses incurred by it incident to this offering (estimated to be $16,425). The Company intends to keep the Registration Statement, of which this Prospectus is a part, effective for a period of no later than September 26, 2001. The Company will not receive any proceeds from the sale of the Shares or the Resale Warrants. See "Selling Stockholders."

         The Selling Stockholders may offer, pursuant to this Prospectus, the Shares and the Resale Warrants to purchasers from time to time in transactions in the Nasdaq National Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares or the Resale Warrants to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Shares or the Resale Warrants for whom the broker-dealers may act as an agent or to whom they may sell as a principal, or both. The Selling Stockholders and such brokers-dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), in connection with such sales. See "Plan of Distribution."

         The Common Stock and the Warrants are listed for quotation on the Nasdaq National Market under the symbols "NEOT" and "NEOTW," respectively. On October 2, 1997, the closing sales prices of the Common Stock and the Warrants were $13.88 and $5.06, respectively.

             THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF
                 RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 4.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               This date of this Prospectus is ___________, 1997.

                                TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
Available Information......................................................................    2
Incorporation of Certain Documents by Reference............................................    2
The Company................................................................................    3
Risk Factors...............................................................................    4
Use of Proceeds............................................................................    8
Selling Securityholders....................................................................    9
Plan of Distribution.......................................................................   10
Description of Securities..................................................................   11
Legal Matters..............................................................................   12
Experts....................................................................................   12
Limitation on Liability and Disclosure of Commission Position on Indemnification For
     Securities Act Liabilities............................................................   13

        No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders or any underwriters, brokers or agents. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") as a "small business issuer" as defined under Regulation S-B promulgated under the Securities Act. In accordance with the Exchange Act, the Company files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at, and copies of such materials can be obtained at prescribed rates from, the Public Reference Branch of the Commission located at 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Pacific Regional Office located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California, the Commission's Northeast Regional Office located at 7 World Trade Center Suite 1300, New York, New York and at the Commission's Midwest Regional Office located at Citicorp Center, 500 W. Madison Street Suite 1400, Chicago, Illinois. In addition, the Company has filed the registration statement and other filings pursuant to the Exchange Act with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system, and such filings are publicly available through the Commission's site on the World Wide Web on the Internet, located at http://www.sec.gov.

        This Prospectus does not contain all of the information set forth in the Registration Statement of which this Prospectus is a part and which the Company has filed with the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above. Additional updating information with respect to the Company may be provided in the future by means of appendices or supplements to this Prospectus.

         The Company's securities are quoted on the Nasdaq National Market (symbol: NEOT, NEOTW). Reports and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The documents listed below have been filed by the Company with the Commission under the Exchange Act and are incorporated by reference herein:

        a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996, filed with the Commission on March 31, 1997, including the amendment thereto filed on May 6, 1997.

        b. The Company's Quarterly Reports on Form 10-QSB for the quarter ended March 31, 1997, filed with the Commission on May 15, 1997, and for the quarter ended June 30, 1997, filed with the Commission on August 14, 1997.

        c.     The Company's Current Report on Form 8-K filed June 27, 1997.

        d.     The Company's Current Report on Form 8-K filed August 1, 1997.

        e.     The definitive Proxy Statement of the Company filed pursuant to
               Section 14 of the Exchange Act in connection with the 1997 Annual Meeting of Shareholders of the Company.

        All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to NeoTherapeutics, Inc., Attention: Chief Financial Officer, 157 Technology Drive, Irvine, California 92618, telephone number (714) 788-6700.

                                   THE COMPANY

        NeoTherapeutics is a development stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurodegenerative diseases and conditions, such as memory deficits associated with Alzheimer's disease and aging, stroke, spinal cord injuries and Parkinson's disease. The Company's initial product candidate, AIT-082, and its other compounds under development are based on the Company's patented technology. This technology uses small synthetic molecules to create non-toxic compounds, intended to be administered orally or by injection, that are capable of passing through the blood-brain barrier to rapidly act upon specific target cells in specific locations in the central nervous system, including the brain. Animal and laboratory tests have shown that the Company's AIT-082 compound appears to selectively increase the production of certain neurotrophins, a type of large protein, in the hippocampus and frontal cortex, which are the areas of the brain implicated in memory. These neurotrophins regulate nerve cell growth and function. The Company's technology has been developed to capitalize on the beneficial effects of these proteins, which have been widely acknowledged to be closely involved in the early formation and differentiation of the central nervous system.

        The Representatives' Warrants were issued by the Company in connection with its September 1996 public offering as compensation to the managing underwriters of the public offering.

        The Company was incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. The Company's wholly-owned subsidiary, Advanced Immunotherapeutics, Inc. ("AIT"), was incorporated as a California corporation in June 1987. All references to the "Company" and "NeoTherapeutics" refer to NeoTherapeutics and AIT. The Company's executive offices are located at 157 Technology Drive, Irvine, California 92618. Its telephone number is (714) 788-6700.

                                  RISK FACTORS

    The purchase of the shares of Common Stock and Warrants offered hereby involves a high degree of risk. In addition to the other information set forth elsewhere in this Prospectus, the following factors relating to the Company and this offering should be considered when evaluating an investment in the Common Stock and Warrants offered hereby.

    This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1993 and Section 21E of the Securities Exchange Act of 1934. The Company's actual results may differ materially from the results projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following:

HISTORY OF OPERATING LOSSES; FUTURE PROFITABILITY UNCERTAIN

    The Company is a development stage biopharmaceutical company. From its inception in 1987 through June 30, 1997, the Company incurred losses of approximately $8.1 million, substantially all of which consisted of research and development and general and administrative expenses. The Company has not generated any revenues from product sales to date, and there can be no assurance that revenues from product sales will ever be achieved. Moreover, even if the Company eventually generates revenues from product sales, the Company nevertheless expects to incur significant operating losses over the next several years. The Company's ability to achieve profitable operations in the future will depend in large part on completing development of its products, obtaining regulatory approvals for such products and bringing several of these products to market. The likelihood of the long-term success of the Company must be considered in light of the expenses, difficulties and delays frequently encountered in the development and commercialization of new pharmaceutical products, competitive factors in the marketplace as well as the burdensome regulatory environment in which the Company operates. There can be no assurance that the Company will ever achieve significant revenues or profitable operations.

TECHNOLOGICAL UNCERTAINTY; EARLY STAGE OF PRODUCT DEVELOPMENT; NO ASSURANCE OF REGULATORY APPROVALS

    The Company's proposed products are in the pre-clinical stage of development and will require significant further research, development, clinical testing and regulatory clearances. The Company has no products available for sale and does not expect to have any products resulting from its research efforts commercially available for at least several years. As of September 26, 1997, one of the Company's proposed products, AIT-082, has been the subject of two clinical studies in Alzheimer's patients in Canada. The United States Food and Drug Administration ("FDA") has approved the Company's Investigational New Drug Application ("IND") for testing AIT-082 in the United States. The Company has commenced one Phase I study for AIT-082 in the United States under the auspices of the National Institute on Aging ("NIA") and the Alzheimer's Disease Cooperative Study ("ADCS"), a consortium of approximately 35 United States clinical centers which receives funding from the NIA. The Company's proposed products are subject to the risks of failure inherent in the development of products based on innovative technologies. These risks include the possibilities that some or all of the proposed products could be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances, that the proposed products, although effective, will be uneconomical to manufacture or market, that third parties may now or in the future hold proprietary rights that preclude the Company from marketing them, or that third parties will market a superior or equivalent product. Accordingly, the Company is unable to predict whether its research and development activities will result in any commercially viable products or applications. Furthermore, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the Company does not expect to be able to commercialize any therapeutic drug for at least several years, either directly or through any potential corporate partners or licensees. There can be no assurance that the Company's proposed products will prove to be safe or effective in humans or will receive regulatory approvals that are required for commercial sale. The Company's primary area of therapeutic focus, disorders of the central nervous system ("CNS"), is not thoroughly understood and there can be no assurance that the products the Company is seeking to develop will prove to be safe and effective in treating CNS disorders or any other diseases.

NEED FOR ADDITIONAL FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL

    The Company will require substantial funds for further development of its potential products and to commercialize any products that may be developed. The Company's capital requirements depend on numerous factors, including the progress of its research and development programs, the progress of pre-clinical and clinical testing, the time and cost involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments and the ability of the Company to establish collaborative arrangements. The Company has no current anticipated sources of additional funding. The Company believes that its existing capital resources will be sufficient to satisfy its current and projected funding requirements for the next 12 months. The Company anticipates that after the next 12 months, it may require substantial additional capital. Moreover, if the Company experiences unanticipated cash requirements during the next 12 months, the Company could require additional capital to fund its operations, continue research and development programs as well as to continue the pre-clinical and clinical testing of its potential products and to commercialize any products that may be developed. The Company may seek such additional funding through public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. The Company may receive additional funds upon the exercise from time to time of the Warrants and other outstanding warrants and stock options, but there can be no assurance that any such warrants or stock options will be exercised or that the amounts received will be sufficient for the Company's purposes. If additional funds are raised by issuing equity securities, further substantial dilution to existing stockholders may result. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its development programs, or to obtain funds by entering into arrangements with collaborative partners or others that may require the Company to relinquish rights to certain of its products or technologies that the Company would not otherwise relinquish.

DEPENDENCE ON THIRD PARTIES FOR CLINICAL TESTING, MANUFACTURING AND MARKETING

    The Company does not have the resources and, except with respect to its AIT-082 compound, does not presently intend to conduct later-stage human clinical trials itself or to manufacture any of its proposed products for commercial sale. The Company therefore presently intends to seek larger pharmaceutical company partners to conduct such activities for most or all of its proposed products. In connection with its efforts to secure corporate partners, the Company will seek to retain certain co-marketing rights to certain of its proposed products, so that it may promote such products to selected medical specialists while its corporate partner promotes these products to the general medical market. There can be no assurance that the Company will be able to enter into any such partnering arrangements on this or any other basis. In addition, there can be no assurance that either the Company or its prospective corporate partners can successfully introduce its proposed products, that they will achieve acceptance by patients, health care providers and insurance companies, or that they can be manufactured and marketed at prices that would permit the Company to operate profitably.

    The NIA and the National Institute for Mental Health ("NIMH") have agreed to fund the production of the Company's AIT-082 compound for animal toxicity studies and early human clinical trials. In addition, the ADCS has agreed to fund and conduct two Phase I human clinical trials of AIT-082 and has commenced one such Phase I study. Should any of the NIA, NIMH or the ADCS withdraw such support, the Company would be forced to use a portion of its capital to fund such clinical trials.

LACK OF OPERATING EXPERIENCE

    To date, the Company has engaged exclusively in the development of pharmaceutical technology and products. Although members of the Company's management have substantial experience in pharmaceutical company operations, the Company has no experience in manufacturing or procuring products in commercial quantities or marketing pharmaceutical products and has only limited experience in negotiating, setting up and maintaining strategic relationships, conducting clinical trials and other later-stage phases of the regulatory approval process. There can be no assurance that the Company will successfully engage in any of these activities with respect to AIT-082 or any other products which it may choose to distribute. In the event the Company decides to establish a commercial-scale manufacturing facility for AIT-082, the Company will require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such a facility. The Company presently intends to establish its own sales and marketing capabilities to market its AIT-082 compound in the United States once it is certain of obtaining FDA approval of AIT-082. There can be no assurance that the Company will be able to develop adequate manufacturing or marketing capabilities either on its own or through third parties.

NEED TO COMPLY WITH GOVERNMENTAL REGULATION AND TO OBTAIN PRODUCT APPROVALS

    The testing, manufacturing, labeling, distribution, marketing and advertising of products such as the Company's proposed products and its ongoing research and development activities are subject to extensive regulation by governmental regulatory authorities in the United States and other countries. The FDA and comparable agencies in foreign countries impose substantial requirements on the introduction of new pharmaceutical products through lengthy and detailed clinical testing procedures, sampling activities and other costly and time consuming compliance procedures. The Company's proprietary compounds require substantial clinical trials and FDA review as new drugs. The Company cannot predict with certainty when it might submit many of its proprietary products currently under development for regulatory review. Once the Company submits its potential products for review, there can be no assurance that FDA or other regulatory approvals for any pharmaceutical products developed by the Company will be granted on a timely basis or at all. A delay in obtaining or failure to obtain such approvals would have a material adverse effect on the Company's business and results of operations. Failure to comply with regulatory requirements could subject the Company to regulatory or judicial enforcement actions, including, but not limited to, product recalls or seizures, injunctions, civil penalties, criminal prosecution, refusals to approve new products and withdrawal of existing approvals, as well as potentially enhanced product liability exposure. Sales of the Company's products outside the United States will be subject to regulatory requirements governing clinical trials and marketing approval. These requirements vary widely from country to country and could delay introduction of the Company's products in those countries.

DEPENDENCE ON  KEY PERSONNEL

    The Company's success is dependent on its key management and scientific personnel, especially Dr. Alvin Glasky, the loss of whose services could significantly delay the achievement of the Company's planned development objectives. Although the Company has obtained key man life insurance on Dr. Glasky in the face amount of $2 million, there can be no assurance that the proceeds of such policy will be sufficient to compensate the Company for any disruptions resulting from the loss of Dr. Glasky's services. Achievement of the Company's business objectives will require substantial additional expertise in such areas as finance, manufacturing and marketing, among others. Competition for qualified personnel among pharmaceutical companies is intense, and the loss of key personnel, or the inability to attract and retain the additional, highly skilled personnel required for the expansion of the Company's activities, could have a material adverse effect on the Company's business and results of operations.

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY RIGHTS

    The Company actively pursues a policy of seeking patent protection for its proprietary products and technologies. The Company owns two United States patents and currently has two United States patent applications on file. In addition, corresponding patent applications with respect to the Company's United States patents and pending United States applications have been filed in a number of foreign jurisdictions. However, there can be no assurance that the Company's patents will provide it with significant protection against competitors. Litigation could be necessary to protect the Company's patents, and there can be no assurance that the Company will have the financial or personnel resources necessary to pursue such litigation or otherwise to protect its patent rights. In addition to pursuing patent protection in appropriate cases, the Company also relies on trade secret protection for its unpatented proprietary technology. However, trade secrets are difficult to protect. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. The Company pursues a policy of having its employees and consultants execute proprietary information agreements upon commencement of employment or consulting relationships with the Company, which agreements provide that all confidential information developed or made known to the individual during the course of the relationship shall be kept confidential except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's trade secrets or other proprietary information.

    Furthermore, there can be no assurance that claims against the Company will not be raised in the future based on patents held by others or that, if raised, such claims will not be successful. Such claims, if brought, could seek damages as well as an injunction prohibiting clinical testing, manufacturing and marketing of the affected product. If any such actions are successful, in addition to any potential liability for damages, the Company could be required to obtain a license in order to continue to manufacture or market the affected product. There can be no assurance that the Company would prevail in any such action or that any license required under any such patent would be made available under acceptable terms, if at all. There has been, and the Company believes that there will continue to be, significant litigation in the pharmaceutical industry regarding patent and other intellectual property rights. If the Company becomes involved in any litigation, it could consume a substantial portion of the Company's financial and personnel resources regardless of the outcome of such litigation.

COMPETITION

    Competition in the area of pharmaceutical products is intense. There are many companies, both public and private, including well-known pharmaceutical companies, that are engaged in the development of products for certain of the applications being pursued by the Company. The Company's probable larger competitors include Amgen, Inc., Chiron Corp., Bristol-Myers Squibb Company, Glaxo Wellcome PLC, Regeneron Pharmaceuticals, Inc., Cephalon, Inc., Hoechst Marion Roussel Ltd. and Pfizer, Inc., among others. In addition, Warner-Lambert Co. is currently marketing a drug, tacrine, which has been approved by the FDA for treatment of Alzheimer's disease, under the name Cognex(R). Another drug, which has recently been approved by the FDA for treatment of Alzheimer's disease, is being marketed by Pfizer, Inc. under the name of Aricept(R). Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than the Company and represent substantial long-term competition for the Company. In addition, there are numerous other companies that are also in the process of developing products for the treatment of diseases and disorders for which the Company is developing products. Such companies may succeed in developing pharmaceutical products that are more effective or less costly than any products that may be developed by the Company.

    Factors affecting competition in the pharmaceutical industry vary depending on the extent to which the competitor is able to achieve a competitive advantage based on proprietary technology. If the Company is able to establish and maintain a significant proprietary position with respect to its products, competition will likely depend primarily on the effectiveness of the product and the number, gravity and severity of its unwanted side effects as compared to alternative products.

    The industry in which the Company competes is characterized by extensive research and development efforts and rapid technological progress. Although the Company believes that its proprietary position may give it a competitive advantage with respect to its proposed drugs, new developments are expected to continue and there can be no assurance that discoveries by others will not render the Company's potential products noncompetitive. The Company's competitive position also depends on its ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement development and marketing plans, obtain patent protection and secure adequate capital resources. There can be no assurance that the Company will be able to successfully attract or retain such personnel.

RISK OF PRODUCT LIABILITY

    Although the Company currently carries product liability insurance, there can be no assurance that the amounts of such coverage will be sufficient to protect the Company, nor can there be any assurance that the Company will be able to obtain or maintain additional insurance on acceptable terms for its clinical and commercial activities or that such additional insurance would be sufficient to cover any potential product liability claim or recall. Failure to maintain sufficient coverage could have a material adverse effect on the Company's business and results of operations.

USE OF HAZARDOUS MATERIALS

    The Company's research and development efforts involve the use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the storage, use and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company may incur substantial costs to comply with environmental regulations if the Company develops its own commercial manufacturing facility.

POSSIBLE VOLATILITY  OF STOCK PRICE

    The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock and/or Warrants. In addition, the market price of the Common Stock and/or Warrants is likely to be highly volatile. Factors such as fluctuations in the Company's results of operations, timing and announcements of technological innovations or new products by the Company or its competitors, FDA and foreign regulatory actions, developments with respect to patents and proprietary rights, public concern as to the safety of products developed by the Company or others, changes in health care policy in the United States and in foreign countries, changes in stock market analyst recommendations regarding the Company, the pharmaceutical industry generally and general market conditions each may have a significant adverse effect on the market price of the Common Stock and/or Warrants. In addition, it is likely that during at least some future quarterly periods, the Company's results of operations will fail to meet the expectations of stock market analysts and investors and, in such event, the market price of the Company's Common Stock and/or Warrants could be materially and adversely affected.

CONTROL BY DIRECTORS AND EXECUTIVE OFFICERS

    The Company's directors and executive officers beneficially own in the aggregate approximately 27.5% of the Company's outstanding Common Stock. These stockholders, if acting together, would be able to control substantially all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers or other business combination transactions. Such concentration of ownership could discourage or prevent a change of control of the Company.

EFFECT OF CERTAIN CHARTER AND BYLAWS PROVISIONS

    Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. These provisions may make it more difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company

                                 USE OF PROCEEDS

        The proceeds from the sale of each of the Shares and the Resale Warrants will belong to the Selling Stockholders. The Company will not receive any proceeds from such sales.

                                   SELLING SECURITYHOLDERS

COMMON STOCK

                                    Shares Owned      Shares Being    Shares Owned
                                  Before Offering(1)   Offered(2)    After Offering
                                 --------------------- ----------   -----------------
        Name                     Number(3)  Percent(3)              Number    Percent
--------------------             --------   ----------              ------    -------
Paulson Investment
Company, Inc.(4)                   266,982     4.7%     173,000     93,982     1.6%

Chester L.F. Paulson(5)            128,000     2.3%      18,000    110,000     1.9%

Michael Golden                      19,000        *      19,000          0        *

Ben Lichtenberg                     19,000        *      19,000          0        *

M. Lorraine Maxfield                 9,000        *       9,000          0        *

Michael Silverman                    5,000        *       5,000          0        *

Steven D. Schwantz                   4,000        *       4,000          0        *

Lewis Maniloff                       3,000        *       3,000          0        *
                                   -------     ---      -------    -------     ---
TOTAL                              453,982     7.9%     250,000    203,982     3.6%

----------------
 *      Represents less than 1%

(1) Includes, or consists of, shares of Common Stock issuable upon exercise of the Representatives' Warrants. The Representatives' Warrants, which contain certain registration rights, were transferred to the persons named in the table in 1997. Each of such persons was an officer or otherwise affiliated with the either Paulson Investment Company, Inc. or First Colonial Securities Group, Inc. (which acted as the managing underwriters of the Company's September 1996 public offering) at the time of the September 1996 public offering. Pursuant to the terms of the Representatives' Warrants, the Company is obligated to pay the fees and expenses incurred by it incident to the offering of the Shares and the Resale Warrants. None of the Shares stated in the table as Shares Being Offered will be sold in this offering unless the Representatives' Warrants are first exercised and the related exercise price is paid to the Company.

(2) Includes only shares of Common Stock issuable on exercise of the Representatives' Warrants, and assumes that all shares of Common Stock offered hereby are sold.

(3) Does not include shares of Common Stock issuable upon exercise of the Warrants listed for such securityholder in the table set forth below under "Selling Securityholders--Warrants."

(4) Does not include amounts owned by Chester L.F. Paulson, who is the chairman of Paulson Investment Company, Inc. Includes 93,982 shares of Common Stock held by Paulson Investment Company, Inc. in inventory trading accounts. Includes 12,000 shares of Common Stock issuable upon exercise of Representatives' Warrants as to which Paulson Investment Company, Inc. disclaims beneficial ownership.

(5) Does not include amounts owned by Paulson Investment Company, Inc. Shares owned by Paulson Investment Company, Inc. may be deemed to be beneficially owned by Mr. Paulson, who disclaims such beneficial ownership.

WARRANTS

                                                       Warrants
                                    Warrants Owned       Being       Warrants Owned
                                  Before Offering(1)   Offered(2)    After Offering
                                 --------------------- ----------   -----------------
        Name                     Number(3)  Percent(3)              Number    Percent
--------------------             --------   ----------              ------    -------
Paulson Investment
Company, Inc.(3)                   181,579     6.7%     173,000      8,573        *

Michael Golden                      19,000        *      19,000          0        *

Ben Lichtenberg(4)                  19,000        *      19,000          0        *

Chester L.F. Paulson                18,000        *      18,000          0        *

M. Lorraine Maxfield                 9,000        *       9,000          0        *

Michael Silverman                    5,000        *       5,000          0        *

Steven D. Schwantz                   4,000        *       4,000          0        *

Lewis Maniloff                       3,000        *       3,000          0        *
                                   -------     ---      -------      -----
TOTAL                              258,579     8.8%     250,000      8,573        *

----------------
 *      Represents less than 1%

(1) Includes, or consists of, Warrants issuable upon exercise of the Representatives' Warrants. The Representatives' Warrants, which contain certain registration rights, were transferred to the persons named in the table in 1997. Each of such persons was an officer or otherwise affiliated with the either Paulson Investment Company, Inc. or First Colonial Securities Group, Inc. (which acted as the managing underwriters of the Company's September 1996 public offering) at the time of the September 1996 public offering. Pursuant to the terms of the Representatives' Warrants, the Company is obligated to pay the fees and expenses incurred by it incident to the offering of the Shares and the Resale Warrants. None of the Resale Warrants stated in the table as Warrants Being Offered will be sold in this offering unless the Representatives' Warrants are first exercised and the related exercise price is paid to the Company.

(2) Includes only Warrants issuable on exercise of the Representatives' Warrants, and assumes that all Warrants offered hereby are sold.

(3) Does not include amounts owned by Chester L.F. Paulson, who is the chairman of Paulson Investment Company, Inc. Includes 8,572 Warrants held by Paulson Investment Company, Inc. in inventory trading accounts. Includes 12,000 Warrants issuable upon exercise of Representatives' Warrants as to which Paulson Investment Company, Inc. disclaims beneficial ownership.

(4) Does not include amounts held in the name of Paulson Investment Company, Inc. Warrants held by Paulson Investment Company, Inc. may be deemed to be beneficially owned by Mr. Paulson, who disclaims such beneficial ownership.

                              PLAN OF DISTRIBUTION

        The Company has been advised by each Selling Stockholder that the Selling Stockholders may sell the Shares and the Resale Warrants from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect these transactions by selling the Shares or the Resale Warrants to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares or the Resale Warrants for whom the broker-dealer may act as an agent or to whom they may sell the Shares or Resale Warrants as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares or the Resale Warrants may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the Common Stock or Warrants to effect syndicate covering transactions, to impose penalty bids or to effect passive market making bids. In addition and without limiting the foregoing, in connection with transactions in the Shares or the Resale Warrants, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 and, insofar as the Selling Stockholders are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the Shares and the Resale Warrants.

        The Selling Stockholders and broker-dealers who act in connection with the sale of the Shares and the Resale Warrants may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on any resale of the Shares and the Resale Warrants as a principal may be deemed to be underwriting discounts and commissions under the Securities Act.

                            DESCRIPTION OF SECURITIES

        As of the date of this Prospectus, the authorized capital stock of the Company consists of 25 million shares of Common Stock, par value $.001 per share, and 5 million shares of Preferred Stock, par value $.001 per share.

COMMON STOCK

        Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders do not have rights to cumulate their votes in the election of directors under the Company's Certificate of Incorporation, or the provisions of the Delaware General Corporation Law and the Company's management does not presently intend to extend cumulative voting rights to stockholders. However, under Section 2115 of the California Corporations Code, specific provisions of the California General Corporation Law, including mandatory cumulative voting rights of stockholders, are made applicable to "pseudo-California" corporations incorporated under laws of other states which meet certain tests. The tests are (i) that the average of specified property, payroll and sales factors (generally relating to the extent of activities in California) exceed 50% on a consolidated basis during the corporation's latest full income year, and (ii) that more than one-half of the corporation's outstanding voting securities are held of record by persons having addresses in California. The Company will likely meet such tests as of the end of its current fiscal year.

        Subject to preferences that may be applicable to the holders of outstanding shares of Preferred Stock, if any, the holders of Common Stock are entitled to receive such lawful dividends as may be declared by the Board of Directors. In the event of liquidation, dissolution or winding up of the Company, and subject to the rights of the holders of outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive pro rata all of the remaining assets of the Company available for distribution to its stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and shares of Common Stock to be issued pursuant to this offering shall be fully paid and nonassessable.

WARRANTS

        Each Warrant will entitle the holder to purchase one share of Common Stock at a price of $11.40 per share. The Warrants will, subject to certain conditions, be exercisable at any time on or before September 25, 2001, unless earlier redeemed. The outstanding Warrants are redeemable by the Company, at a price of $0.25 per Warrant, upon 30 days' written notice, if the closing bid price (as defined in the Warrant Agreement described below) per share of the Common Stock for the 20 consecutive trading days immediately preceding the date notice of redemption is given equals or exceeds $22.80. If the Company gives notice of its intention to redeem, a holder would be forced either to exercise his or her Warrant before the date specified in the redemption notice or accept the redemption price.

        The terms and conditions of the Warrants are governed by the provisions of the Warrant Agreement between the Company and U.S. Stock Transfer Corporation, as Warrant Agent (the "Warrant Agent"). The shares of Common Stock underlying the Warrants, when issued upon exercise of a Warrant, will be fully paid and nonassessable, and the Company will pay any transfer tax incurred as a result of the issuance of Common Stock to the holder upon its exercise.

        The Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price. Such adjustments will occur in the event, among others, of a merger, stock split or reverse stock split, stock dividend or recapitalization. The Company is not required to issue fractional shares upon the exercise of a Warrant. The holder of a Warrant will not possess any rights as a shareholder of the Company until such holder exercises the Warrant.

        A Warrant may be exercised upon surrender of the Warrant Certificate on or before the expiration date of the Warrant at the offices of the Warrant Agent, with the form of "Election To Purchase" on the reverse side of the Warrant Certificate completed and executed as indicated, accompanied by payment of the exercise price (by certified or bank check payable to the order of the Company) for the number of shares with respect to which the Warrant is being exercised.

        For a holder to exercise the Warrants, there must be a current registration statement in effect with the Securities and Exchange Commission and qualification in effect under applicable state securities laws (or applicable exemptions from state qualification requirements) with respect to the issuance of Common Stock (or other securities) underlying the Warrants. The Company has agreed to use all commercially reasonable efforts to cause a registration statement with respect to such securities under the Securities Act to be filed and to become and remain effective in anticipation of and prior to the exercise of the Warrants and to take such other actions under the laws of various states as may be required to cause the sale of Common Stock (or other securities) upon exercise of Warrants to be lawful. If a current registration statement is not in effect at the time a Warrant is exercised, the Company may at its option redeem the Warrant by paying to the holder cash equal to the difference between the market price of the Common Stock on the exercise date and the exercise price of the Warrant. The Company will not be required to honor the exercise of Warrants if, in the opinion of the Company's Board of Directors upon advice of counsel, the sale of securities upon exercise would be unlawful.

        For the life of the Warrants, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of the Warrants. The Warrant holders may be expected to exercise their Warrants at a time when the Company would, in all likelihood, be able to obtain any needed capital by an offering of Common Stock on terms more favorable than those provided for by the Warrants. Furthermore, the terms on which the Company could obtain additional capital during the life of the Warrants may be adversely affected.

                                  LEGAL MATTERS

        The validity of the issuance of the shares of Common Stock and Warrants offered hereby will be passed upon for the Company by Stradling, Yocca, Carlson & Rauth, a Professional Corporation, Newport Beach, California.

                                     EXPERTS

        The audited consolidated financial statements of the Company incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report which states that the Company is in the development stage, as described in Note 1 to the consolidated financial statements.

                     LIMITATION ON LIABILITY AND DISCLOSURE
                    OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        The by-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, by-laws and the Delaware General Corporation Law (the "DGCL"), the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

================================================================================

                         250,000 SHARES OF COMMON STOCK

                     250,000 COMMON STOCK PURCHASE WARRANTS


                              NEOTHERAPEUTICS, INC.


                             ----------------------

                                   PROSPECTUS

                             ----------------------


                               _________ __, 1997


================================================================================

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

Registration Fee................................................. $    1,425
Accounting Fees and Expenses..................................... $    5,000*
Legal Fees and Expenses.......................................... $   10,000*

       Total..................................................... $   16,425

        * Estimated

Item 15.  Indemnification of Directors and Officers.

        The by-laws of the Registrant provide for indemnification of the Registrant's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, by-laws and the Delaware General Corporation Law (the "DGCL"), the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

        Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16.  Exhibits.

        4.1 Warrant Agreement entered into between the Registrant and U.S. Stock Transfer Corporation dated as of September 25, 1996. Filed as Exhibit 4.6 to the Registration Statement on Form SB-2 as amended (No. 333-05342-LA), and incorporated herein by reference.

        4.2 Form of Representatives' Warrant Agreement dated as of September 25, 1996, entered into in connection with the public offering of the Registrant's securities on September 26, 1996. Filed as
               Exhibit 4.3 to the Registration Statement on Form SB-2 (No. 333-05342-LA), and incorporated herein by reference.

        5 Opinion of Stradling, Yocca, Carlson & Rauth, a Professional Corporation.

        23.1 Consent of Stradling, Yocca, Carlson & Rauth, a Professional Corporation (included in Exhibit 5).

        23.2   Consent of Arthur Andersen LLP.

        24 Power of Attorney (included on the signature page to the Registration Statement - see page II-3).

Item 17.  Undertakings.

        (a)    The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                      (iii) Include any additional or changed information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

        (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 8th day of October, 1997.

                                 NEOTHERAPEUTICS, INC.

                                 By:    /s/ Alvin J. Glasky, Ph.D.
                                        ----------------------------------------
                                        Alvin J. Glasky, Ph.D.
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

        We, the undersigned officers and directors of NeoTherapeutics, Inc., do hereby constitute and appoint Alvin J. Glasky, Ph.D. and Samuel Gulko or either of them, our true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite are necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                               Title                         Date
         ---------                               -----                         ----
/s/ Alvin J. Glasky, Ph.D.             Chief Executive Officer,            October 8, 1997
-----------------------------------    President and Director
Alvin J. Glasky, Ph.D.                 (principal executive officer)

/s/ Samuel Gulko                       Chief Financial Officer             October 8, 1997
-----------------------------------    (principal financial and
Samuel Gulko                           accounting officer)

/s/ Mark J. Glasky                     Director                            October 8, 1997
-----------------------------------
Mark J. Glasky

/s/ Frank M. Meeks                     Director                            October 8, 1997
-----------------------------------
Frank M. Meeks

/s/ Paul H. Silverman, Ph.D., D.Sc.    Director                            October 8, 1997
-----------------------------------
Paul H. Silverman, Ph.D., D.Sc.

/s/Carol O'Cleireacain, Ph.D.          Director                            October 8, 1997
-----------------------------------
Carol O'Cleireacain, Ph.D.

                                  EXHIBIT INDEX

    Exhibit
     Number                        Description
     ------                        -----------
       4.1    Warrant Agreement entered into between the Registrant and U.S.
              Stock Transfer Corporation dated as of September 25, 1996. Filed as Exhibit 4.6 to the Registration Statement on Form SB-2 as
              amended (No. 333-05342-LA), and incorporated herein by reference.

       4.2    Form of Representatives' Warrant Agreement dated as of September
              25, 1996, entered into in connection with the public offering of the Registrant's securities on September 26, 1996. Filed as
              Exhibit 4.3 to the Registration Statement on Form SB-2 (No.
              333-05342-LA), and incorporated herein by reference.

         5    Opinion of Stradling, Yocca, Carlson & Rauth, a Professional
              Corporation

      23.1    Consent of Stradling, Yocca, Carlson & Rauth, a Professional
              Corporation (Included in Exhibit 5).

      23.2    Consent of Arthur Andersen, LLP.

      24 Power of Attorney (included on the signature page to the Registration Statement - see page II-3).